Exhibit 3.1
SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC
A Delaware Limited Liability Company
     This Second Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Texas Eastern Products Pipeline Company, LLC, a Delaware limited liability company (the “Company”), is entered into by Enterprise Products Operating LLC, a Delaware limited liability company, as the sole member (the “Member”) of the Company.
RECITALS
     A. The Company owns a 2% general partnership in TEPPCO Partners, L.P., a Delaware limited partnership (“TEPPCO”), and is the sole general partner of TEPPCO.
     B. The Amended and Restated Limited Liability Company Agreement of Texas Eastern Products Pipeline Company, LLC was executed effective May 7, 2007 by its sole member, Enterprise GP Holdings L.P. and amended by the First Amendment to the Amended and Restated Limited Liability Company Agreement of Texas Eastern Products Pipeline Company, LLC on November 6, 2008 (the “Existing Agreement”).
     C. On October 26, 2009, the Company became a wholly-owned subsidiary of Enterprise Products Partners L.P., a Delaware limited partnership (“Enterprise”), upon the closing of the transactions contemplated by the Agreement and Plan of Merger, dated as of June 28, 2009, by and among Enterprise, Enterprise Products GP, LLC, Enterprise Sub A LLC, TEPPCO and the Company.
     D. On October 27, 2009, Enterprise contributed all of the membership interests in the Company to the Member as a capital contribution pursuant to the terms of the Contribution, Conveyance and Assumption Agreement dated as of October 27, 2009, by and among Enterprise, the Member and Enterprise Products OLPGP, Inc.
     E. The Member deems it advisable to amend and restate the Existing Agreement in its entirety as set forth herein.
     1. Name. The name of the Company is:
Texas Eastern Products Pipeline Company, LLC
     2. Formation. The Company was organized as a Delaware limited liability company by the filing of a Certificate of Formation (the “Certificate of Formation”) on March 31, 2000 with the Secretary of State of the State of Delaware under and pursuant to the Delaware Limited Liability Company Act (the “Act”) .

     3. Purposes. The purposes of the Company are the transaction of any or all lawful business for which limited liability companies may be organized under the Act.
     4. Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:
     (a) Acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property that may be necessary, convenient, or incidental to the accomplishment of the purposes of the Company;
     (b) Act as a trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any person or entity and to exercise all of the powers, duties, rights and responsibilities associated therewith;
     (c) Take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;
     (d) Operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;
     (e) Invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;
     (f) Enter into, perform and carry out contracts of any kind, including without limitation, contracts with any person or entity affiliated with the Member, deemed by the Member to be necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;
     (g) Employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;
     (h) Enter into partnerships, limited liability companies, trusts, associations, corporations or other ventures with other persons or entities in furtherance of the purposes of the Company; and
     (i) Do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

     5. Principal Business Office. The principal business office of the Company shall be located at such location as may hereafter be determined by the Member.
     6. Registered Agent and Registered Office. The address of the initial registered office and name of the initial registered agent of the Company in the State of Delaware, upon whom process against the Company may be served, is as contained in the Certificate of Formation filed with the Secretary of State of the State of Delaware. At any time, the Member may designate another registered agent and/or registered office.
     7. Member. The name and the address of the Member are as follows:
Name
Enterprise Products Operating LLC,
a Delaware limited liability company
Address
1100 Louisiana Street
Suite 1000
Houston, Texas 77002
     8. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.
     9. Capital Contributions. The Member may make capital contributions to the Company, in cash, property or other assets as the Member in its sole discretion shall determine from time to time, but shall have no obligation to do so.
     10. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated solely to the Member.
     11. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-807 of the Act or other applicable law.
     12. Management. The management of the Company shall be exclusively vested in a Board of Directors (the “Board”) and, subject to the direction of the Board, the officers (the “Officers”), who shall collectively (Board and Officers) constitute “managers” of the Company within the meaning of the Act. The authority and functions of the Board on the one hand and of the Officers on the other shall be identical to the activity and functions of the board of directors and officers, respectively, of a corporation organized under the Delaware General Corporation Law. Thus, the business and affairs of the Company shall be managed by the Board, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers, who shall be agents of the Company.
     13. Board of Directors. The Board shall consist of one or more individuals (the “Directors”) appointed by the Member, such number of Directors to be determined from time to time by the Member. Vacancies on the Board for whatever cause shall be filled by the Member. The Directors shall hold office until their respective successors are chosen and qualify or until their earlier death, resignation or until removed by the Member, in the Member’s discretion. The Board may act (a) by majority vote of Directors present at a meeting at which a quorum (consisting of a majority of Directors) is present or (b) by written consent of a majority of the Directors.
     14. Officers. The Board may, from time to time as it deems advisable, select natural persons, who shall be agents of the Company, and designate them as Officers of the Company and assign titles (including, without limitation, Chairman, President, Vice President, Secretary, Treasurer, Assistant Secretary, and Assistant Treasurer) to any such person. Unless the Board decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 14 may be revoked at any time by the Board. An Officer may be removed with or without cause by the Board.
     15. Other Business. The Member may engage in or possess an interest in other business ventures of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.
     16. Exculpation and Indemnification. No Member, Director, or Officer shall be liable to the Company or any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member, Director, or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member, Director, or Officer by this Agreement, except that a Member, Director or Officer shall be liable for any such loss, damage or claim incurred by reason of such Member’s, Director’s, or Officer’s willful misconduct. To the full extent permitted by applicable law, a Member, Director, or Officer shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Member, Director, or Officer by reason of any act or omission performed or omitted by such Member, Director, or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member, Director, or Officer by this Agreement, except that no Member, Director, or Officer shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Member, Director, or Officer by reason of willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 16 shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof.
     17. Assignments. The Member may at any time assign in whole or in part its limited liability company interest in the Company. If the Member transfers all of its interest in the Company pursuant to this Section 17, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.
     18. Resignation. The Member may at any time resign from the Company. If the Member resigns pursuant to this Section 18, an additional member shall be admitted to the Company, subject to Section 19 hereof, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.
     19. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member.
     20. Dissolution.
     (a) The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member; (ii) at any time there are no members of the Company unless, within 90 days of the occurrence of the event that terminated the continued membership of the last remaining member of the Company (the “Termination Event”), the personal representative of the last remaining member agrees in writing to continue the Company and to the admission to the Company of such personal representative or its nominee or designee as a Member, effective as of the occurrence of the Termination Event, and such successor or its nominee or designee shall be admitted upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement; or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.
     (b) The bankruptcy of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.
     (c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.
     21. Severability of Provisions. Each provision of this Agreement shall be considered severable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.
     22. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.
     23. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.
     24. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.
     25. Sole Benefit of Member. The provisions of this Agreement (including Section 9) are intended solely to benefit the Member and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and no Member shall have any duty or obligation to any creditor of the Company to make any contributions or payments to the Company.

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of October 27, 2009.

ENTERPRISE PRODUCTS OPERATING LLC
By:	Enterprise Products OLPGP, Inc., its sole manager

By:	/s/ W. Randall Fowler
W. Randall Fowler
Executive Vice President and Chief Financial Officer